EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, 333-139543, 333-227210, 333-139539, and 333-188951 on Form S-8 of our reports dated February 21, 2020, relating to the financial statements and financial statement schedule of Neenah, Inc. and subsidiaries (the “Company”), the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neenah, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 21, 2020